nsarexhibitmergers
               DREYFUS INTERNATIONAL GROWTH FUND ("the fund")

                                                                   Exhibit 1
                                                                Sub-Item 77C

               MATTERS SUBMITTED TO A VOTE OF SECURITY HOLDERS

     A Meeting of Shareholders of Dreyfus International Growth Fund of Dreyfus International Funds, Inc. (the "International Growth Fund") was held on September 21, 2001. Out of a total of 3,997,106.694 shares ("Shares") entitled to vote at the meeting, a total of 2,363,670.623 were represented at the Meeting, in person or by proxy. The following matter was duly approved of the holders of the International Growth Fund's outstanding Shares as follows:

     An Agreement and Plan of Reorganization providing for the transfer of all of the Fund's assets to Dreyfus Founders International Equity Fund in exchange for shares of Dreyfus Founders International Equity Fund Class A shares and the assumption by Dreyfus Founders International Equity Fund of Dreyfus International Growth Fund's stated liabilities, and the distribution of such shares to the shareholders of the International Growth Fund.

     Affirmative Votes                       Negative Votes

     2,056,212.238                           163870.499